AMENDED AND RESTATED ARTICLES OF INCORPORATION
With Articles of Amendment
OF
DAKTRONICS, INC.
November 16, 2018

In accordance with Sections 47-1A-602 and 47-1A-602.1 of the South Dakota Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Amended and Restated Articles of Incorporation filed with the South Dakota Secretary of State on September 6, 2013 (the “Articles”):

ARTICLE 1 - NAME

1.1	The name of the corporation is Daktronics, Inc.

ARTICLE 2 - DURATION

2.1	The duration of the corporation shall be perpetual.

ARTICLE 3 - PURPOSE

3.1	The corporation is organized for general business purposes.

ARTICLE 4 - STOCK

4.1The aggregate number of shares of stock which the corporation shall have the authority to issue shall be one-hundred twenty million (120,000,000) shares, each without par value, and which shall consist of one-hundred fifteen million (115,000,000) shares of common stock and five million (5,000,000) shares of undesignated stock. The Board of Directors of the corporation is authorized to establish from the shares of undesignated stock, by resolution adopted and by articles of amendment filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include, but is not limited to, designation as additional shares of common stock), and to fix the relative rights and preferences of each such class or series.

4.2The Board of Directors may, at any time and from time to time, issue and sell for such consideration as may be permitted by law, any and all of the authorized shares of the stock of the corporation not then issued, any and all treasury shares, and any and all of any stock of any class that may hereafter be authorized.

4.3
(i) Designation and Amount. Of the 5,000,000 shares of undesignated stock, each without par value, authorized in Section 4.1 above, 50,000 shares shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock.

(ii) Dividends and Distributions.

(a)
Subject to the rights of the holders of any shares of any other series or class of stock of the corporation ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of common stock, no par value (collectively, the “Common Stock”), of the corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for that purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $1.00 or (2) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately before such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(b)
The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section (ii) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)
Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days before the date fixed for the payment thereof.

(iii) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)
Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the corporation. If the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(b)
Except as otherwise provided herein, in any other articles of amendment creating a series of preferred stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

(c)
Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(iv) Certain Restrictions.

(a)
Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section (ii) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(1)
declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(2)
declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(3)
redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the corporation or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(4)
redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)
The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (a) of this Section (iv), purchase or otherwise acquire such shares at such time and in such manner.

(v) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of stock of the corporation, no par value, and may be reissued as part of a new series of preferred stock or other stock subject to the conditions and restrictions on issuance set forth herein, in the Articles, or in any other articles of amendment creating a series of preferred stock or other stock or as otherwise required by law.

(vi) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, voluntary or otherwise, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the greater of (1) $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (2) an amount, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately before such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(vii) Consolidation, Merger, Etc. If the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(viii) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

(ix) Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the corporation’s preferred stock, and shall rank senior to the Common Stock as to such matters.

(x) Amendment. The Articles of the corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

(xi) Fractional Shares. The Series A Preferred Stock may be issued in fractions of a share, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series A Preferred Stock.”

ARTICLE 5 - NO PREEMPTIVE RIGHTS

5.1The shareholders of the corporation shall not have preemptive rights to acquire additional or treasury shares of stock of the corporation, or obligations of the corporation or rights convertible into such shares.

ARTICLE 6 - REGISTERED OFFICE AND AGENT

6.1The street address of the principal and registered office of the corporation shall be 201 Daktronics Drive, Brookings, South Dakota 57006, and the name of its registered agent shall be its Chief Executive Officer.

6.2The Board of Directors shall have the authority to change the street address and name of the registered agent of the corporation pursuant to the procedure set forth in the South Dakota Business Corporation Act, or its successor.

ARTICLE 7 - DIRECTORS

7.1The Board of Directors shall consist of a minimum of seven (7) or more members divided into three (3) classes, designated Class A, Class B and Class C, with each class to be as nearly equal in number as possible, with the term of office of the initial Class A members to expire at the first annual meeting after their election; the term of the initial Class B members to expire at the second annual meeting after their election; and the term of the initial Class C members to expire at the third annual meeting after their election. At each annual meeting of shareholders, directors chosen to succeed whose terms then expire shall be elected for a full term of three (3) years.

7.2The Board of Directors shall have the power and authority to take any action required or permitted of it by law and by these Articles of Incorporation.

7.3The liability of the corporation's directors to the corporation or its shareholders shall be eliminated to the fullest extent permitted by the South Dakota Business Corporation Act, as the same exists or may be amended from time to time. In particular, and without limiting the effect of the foregoing sentence, a director of the corporation shall not be liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except (i) liability for the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 162 of the South Dakota Business Act relating to unlawful distributions; or (iv) an intentional violation of criminal law. If the South Dakota Business Corporation Act, or any succeeding statutory authority, is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the South Dakota Business Corporation Act or any succeeding statutory authority. Any repeal or modification of this Section 7.3 by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation at the time of such repeal or modification.

ARTICLE 8 - INDEMNIFICATION

8.1The corporation shall indemnify its officers and directors to the fullest extent authorized or permitted by the South Dakota Business Corporation Act or any other applicable laws as may from time to time be in effect, as the same exist or may be amended from time to time. The corporation may indemnify its employees, agents and other persons from time to time as determined by the Board of Directors.

8.2Any repeal or modification of this Article 8 by the shareholders of the corporation shall be prospective only and shall not adversely affect the indemnification of any person who is entitled to indemnification at the time of such repeal or modification.

8.3The indemnification provided in this Article 8, under the South Dakota Business Corporation Act, and under any other applicable laws shall not be deemed exclusive of any other rights to which those indemnified may be entitled by any Bylaw, agreement, vote of shareholders or directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE 9 - BYLAWS

9.1The Board of Directors may make and amend bylaws which may contain any provision relating to the management of the business or the regulation of the affairs of the corporation not inconsistent with law or the Articles of Incorporation. The power to adopt, amend or repeal the bylaws shall be vested in the Board, subject to any right under applicable law of the corporation's shareholders to propose or adopt any bylaws or amendments to the corporation's bylaws.

ARTICLE 10 - SHAREHOLDERS

10.1A majority of the shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

10.2If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number or voting classes is required by the South Dakota Business Corporation Act.

ARTICLE 11 - POWERS

11.1The corporation shall have the unlimited power to engage in and to do any act necessary or incidental to the carrying out of its purposes, together with the power to do or perform any acts consistent with or which may be implied from the powers expressly conferred upon corporations by the South Dakota Business Corporation Act.

ARTICLE 12 - AMENDMENT

12.1These Articles of Incorporation may be amended in the manner provided in the South Dakota Business Corporation Act, as the same exists or as that statute may be amended from time to time.

VERIFICATION

Except as amended by these Articles of Amendment, the Articles of the corporation shall remain in full force and effect.

These Articles of Amendment were duly adopted by the Board of Directors of the corporation on November 16, 2018, without shareholder approval because no such approval was required.

These Articles of Amendment to the Articles of the corporation will be effective as of 5:00 p.m. Central Time on November 19, 2018.

Daktronics, Inc.

By: /s/Sheila M. Anderson
Sheila M. Anderson, Chief Financial Officer

By: /s/Carla S. Gatzke
Carla S. Gatzke, Secretary

STATE OF SOUTH DAKOTA    )
)
COUNTY OF BROOKINGS        )

On this 16 day of November, 2018, before me, a Notary Public within and for said State and County, personally appeared Sheila M. Anderson and Carla S. Gatzke, who, being by me first duly sworn, declared that they are the Chief Financial Officer and Secretary, respectively, of Daktronics, Inc., that they signed the foregoing Articles of Amendment as Chief Financial Officer and Secretary of Daktronics, Inc., and that the statements therein contained are true and correct.

/s/Jan Mandel
Notary Public

My Commission Expires:	June 11, 2020